FISCAL 2000 CHAIRMAN'S AGREEMENT
                        --------------------------------


This AGREEMENT is made and entered into as of July 1, 1999, at Vienna, Virginia, by and between Joseph R. Wright, Jr. ("Chairman"), and GRC International, Inc., a Delaware corporation ("Company").



In consideration of the mutual premises, promises, covenants, and agreements herein contained, the parties hereby agree as follows:

1.       The Position of Chairman
         ------------------------

This agreement supersedes and replaces all previous Chairman's Agreements between the Company and the Chairman. The Chairman agrees to serve as Chairman until such time as he chooses to resign or the Board of Directors elects a new Chairman. The Chairman's duties shall be as described in the Company's Bylaws. The Chairman will continue to be a member of the Board of Directors, and will continue to be an independent outside director, in recognition of his being an independent contractor and not an employee of the Company.

2.       Compensation; Independent Contractor Status
         -------------------------------------------

(a) The Company shall pay the Chairman a Chairman's fee of $25,000 per fiscal quarter of the Company (pro-rated for partial quarters), payable after the end of each quarter. If the Chairman does not desire to receive his Chairman's fee in the form of cash, he may elect from time to time to receive it in other forms under the various plans available to the Company's outside directors. The Chairman shall not receive the normal Board retainer or any meeting fees, but shall continue to receive all other benefits received by the Company's outside directors, including but not limited to (i) life insurance, and (ii) an annual grant of 3,000 at-market stock options. The Chairman shall also be fully reimbursed for all of his Company-related expenses.

(b) For fiscal 2000 only, in order to further incentivize the Chairman along lines that benefit shareholders, the Chairman will also be paid a bonus, which will only be paid to the extent the Company's present business (including MCR but without any additional acquisitions which the Company may make) exceeds the budgeted EBT. A 10% increase in EBT renders a bonus of $30,000, and a 20% increase in EBT renders a bonus of $100,000. Intervening percentage increases are pro-rated. The bonus will be paid at the end of the year at the same time executive bonuses are paid, and will be paid in the form of stock or options under the Directors Fee Replacement Plan.

(c) The parties agree that the Chairman shall occupy the status of an independent contractor, and thus shall be responsible for all tax payments as to his compensation hereunder. Inasmuch as the Chairman is not an employee of the Company, the Company shall not withhold any income or employment taxes from his compensation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CHAIRMAN:                               GRC INTERNATIONAL, INC.


-----------------------------           By:
Joseph R. Wright, Jr.                      ------------------------------------
                                           Gary L. Denman
                       President & Chief Executive Officer